LAWRENCE B. SEIDMAN
                                 100 Misty Lane
                              Parsippany, NJ 07054
                            (973) 560-1400, Ext. 108
                                lbseidman@msn.com
                                 August 22, 2005

Mr. Anthony Abbate
President & Chief Executive Officer
Park 80 West/Plaza II
Saddle Brook, NJ 07663

Re: Interchange Financial Services Corporation.

Dear Mr. Abbate:

I must take issue with your characterization of Interchange Financial Services Corporation's (IFCJ) financial results in the July 27, 2005 earnings conference call as "gratifying." I believe a more apt term would be "unsatisfactory".

Earnings per share in the second quarter of 2005 were 23 cents, the same level as the first quarter of 2005 and down four cents from the fourth quarter of 2004. Additionally, EPS was unchanged from the second quarter of 2003. Zero earnings growth for two years does not entitle you to boast.

The lack of earnings growth eclipses all of the positive trends during the quarter, such as robust commercial loan growth and lower nonperforming assets. If IFCJ was trading in-line with or below industry multiples, then stagnant earnings would not be such a pressing issue.

As of August 19, 2005, IFCJ was trading at 351% of tangible book value and 18.1x last twelve months earnings. These are premium multiples. Excluding companies that are in the process of being acquired, companies where second-quarter data is not yet available, and mutual holding companies, there are just an additional 54 banks and thrifts trading at more than both 325% of tangible book and 17.5x LTM EPS.

Since IFCJ is being valued as an elite company, it ought to perform like one. Unfortunately, this is not the case. On an annualized, linked-quarter basis, only six of those 54 companies have lower earnings growth than IFCJ (See Exhibit A attached hereto). The median growth is 39.7%, light-years ahead of IFCJ's nonexistent growth. I would like to know your plans to bring IFCJ's growth rate anywhere close to that of its high performing peers.

                                    EXHIBIT A

I am also troubled by the net interest margin compression experienced during the second quarter. The margin declined nine basis points from the first quarter and 15 basis points from the year-ago quarter. Using the same peer group as with earnings growth, there are only four companies that experienced a greater percentage of margin compression on a linked-quarter basis (See Exhibit B attached hereto). And although you have bragged about keeping IFCJ's margin above 4%, the fact is that more than two-thirds of those 54 companies have a higher margin (See Exhibit C attached hereto).

How do you expect to grow EPS if the margin continues to compress? And how can you justify being liability sensitive when every interest rate increase for the last year has been telegraphed?

You have built a valuable banking franchise in Bergen County. I commend you for being able to consistently earn around 20% on tangible capital. But because you have not been able to grow EPS, or even hold the line on the net interest margin, it is time for someone else to take over the reigns of the company. If you are serious about maximizing shareholder value, I strongly recommend that you hire an investment bank and solicit bids from potential acquirers.


                                                Very truly yours,

                                                LAWRENCE B. SEIDMAN
cc:
         Anthony D. Andora
         Gerald A. Calabrese, Jr.
         Donald L. Correll
         Anthony R. Coscia
         John J. Eccleston
         David R. Ficca
         James E. Healey
         Nicolas R. Marcalus
         Eleanore S. Nissley
         Jeremiah F. O'Connor
         Robert P.Rittereiser
         John A. Schepisi
         William Schuber

                                    EXHIBIT A

                                    EXHIBIT A
                     INTERCHANGE PEERS RANKED BY EPS GROWTH

                                                               PRICE/       PRICE/     ANNL LKND
                                                                TANG         LTM          QTR
                                                                 BK          EPS       EPS GROWTH
COMPANY NAME                                      TICKER        (%)          (x)          (%)
---------------------------------------------   ----------   ----------   ----------   ----------
TD Banknorth Inc.                               BNK                 433         21.3        822.2
Bridge Capital Holdings                         BBNK                335         30.0        200.0
First Northern Community Bancorp                FNRN                339         24.5        152.4
First Regional Bancorp                          FRGB                402         20.2        132.1
Seacoast Banking Corporation of Florida         SBCF                352         21.3        128.0
Temecula Valley Bancorp, Inc.                   TMCV                426         18.8        112.5
Plumas Bancorp                                  PLBC                359         25.0         92.3
Capital City Bank Group, Inc.                   CCBG                360         19.0         88.9
Westamerica Bancorporation                      WABC                596         17.7         80.0
Placer Sierra Bancshares                        PLSB                479         21.0         70.6
UCBH Holdings, Inc.                             UCBH                376         19.0         69.6
Boston Private Financial Holdings, Inc.         BPFH                474         20.6         62.5
Orrstown Financial Services, Inc.               ORRF                418         25.5         61.5
Southeastern Bank Financial Corporation         SBFC                352         24.1         61.5
Lakeland Bancorp, Incorporated                  LBAI                328         17.6         57.1
S&T Bancorp, Inc.                               STBA                340         17.7         54.9
First Community Bancorp                         FCBP                565         18.2         50.0
First Indiana Corporation                       FINB                337         30.7         50.0
Center Financial Corporation                    CLFCE               397         20.0         48.5
Greater Bay Bancorp                             GBBK                339         17.9         47.1
Hanmi Financial Corporation                     HAFC                433         17.6         44.4
Community Bancorp, Inc.                         CMBC                359         18.3         43.5
Glacier Bancorp, Inc.                           GBCI                425         19.3         43.2
Synovus Financial Corp.                         SNV                 398         19.3         43.2
Pinnacle Financial Partners, Inc.               PNFP                326         32.3         42.1
Santa Lucia Bank                                SLNB                371         25.4         41.4
Security Bank Corporation                       SBKC                341         19.3         41.4
Wilshire Bancorp Inc.                           WIBC                412         18.2         38.1
First National Community Bancorp, Inc.          FNCB                356         29.5         34.8
Northern Trust Corporation                      NTRS                380         20.8         31.7
Cascade Bancorp                                 CACB                413         20.5         30.8
Silver State Bancorp                            SSBX                482         19.5         28.6
Waccamaw Bankshares, Inc.                       WBNK                444         35.8         28.6
East West Bancorp, Inc.                         EWBC                350         19.7         27.3
Alliance Bancshares California                  ABNS                359         18.2         22.2
MidSouth Bancorp, Inc.                          MSL                 353         19.3         21.1
Bank of the Ozarks, Inc.                        OZRK                412         19.2         18.2
First South Bancorp, Inc.                       FSBK                354         17.7         17.0
Summit Bancshares, Inc.                         SBIT                328         18.6         16.7
Cathay General Bancorp, Inc.                    CATY                370         17.7         16.3
Farmers & Merchants Bancorp                     FMCB                326         22.7         15.0
Virginia Commerce Bancorp, Inc.                 VCBI                352         22.8         13.8
United Community Banks, Inc.                    UCBI                356         20.5         11.8
Bridge Bancorp, Inc.                            BDGE                376         18.4         11.1

PrivateBancorp, Inc.                            PVTB                481         24.0         10.8
Prosperity Bancshares, Inc.                     PRSP                495         17.7          9.3
Central Jersey Bancorp                          CJBK                428         58.2          0.0
TowneBank                                       TOWN                342         33.6          0.0
State Street Corporation                        STT                 372         20.1         -6.0
Pulaski Financial Corp.                         PULB                330         21.3        -17.4
Mission Oaks National Bank                      MKNB                470         37.0        -20.0
CoBiz Inc.                                      COBZ                452         21.4        -38.1
Frederick County Bancorp, Inc.                  FCBI                338         29.2        -94.1
Mellon Financial Corporation                    MEL                 733         18.1       -200.0

Interchange Financial Services Corporation      IFCJ                351         18.1          0.0